Exhibit 99.1
For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Reports Second Quarter 2007 Financial Results
Cambridge, MA (August 9, 2007) — ViaCell, Inc. (Nasdaq: VIAC) today announced its consolidated financial and operating results for the second quarter ended June 30, 2007.
Sales of ViaCord®, ViaCell’s product for the preservation of umbilical cord blood, generated revenues of $15.7 million in the second quarter of 2007, representing an 18% increase over the $13.4 million of ViaCord revenues in the same period in 2006. The Company’s net loss for the second quarter of 2007 was $3.3 million, or $0.09 per share, compared to a net loss of $6.9 million, or $0.18 per share, for the corresponding period in 2006.
“ViaCell remains focused on revenue growth and profitability and we believe the Company is well-positioned to achieve both,” said Marc D. Beer, President and Chief Executive Officer of ViaCell. “Our team continues to execute on our growth and marketing strategies and we believe we are on track to become cash flow positive in the first half of 2008.”
Revenue and Margin Growth
The reported increase in sales reflects continued increases in both processing and storage revenues from ViaCord. Underlying the increased revenues was a record level of cord blood units processed resulting from multiple sales and marketing initiatives, including increased enrollments derived from our field sales efforts through education of medical professionals, repeat customers and early-stage traction from the Company’s Mothers Work collaboration.
Gross margin from ViaCord sales for the second quarter of 2007 was 83.3% of product revenues compared to 81.0% in the second quarter of 2006. The increase in gross margin reflects multiple factors, including economies of scale resulting from higher revenue levels and higher average selling price.
Expense Management
Total operating expenses in the second quarter of 2007 were $19.7 million compared to $21.2 million for the same period in 2006.
•	Research and development expenses for the second quarter of 2007 were $2.7 million compared to research and development expenses of $3.7 million for the second quarter of 2006 reflecting project prioritization and expense control. The Company’s research and development expenses in the second quarter of 2007 included:
•	Pivotal clinical trial for ViaCyte™, an investigational product to extend and protect fertility through the cryopreservation and thawing of human oocytes;

•	Preclinical testing of the use of ViaCell’s proprietary cord blood derived Unrestricted Somatic Stem Cells (USSC) as a potential treatment for cardiac disease under its collaboration with Centocor Research and Development, Inc., a Johnson & Johnson company; and

•	Various activities to continue supporting and expanding the Company’s innovative and differentiated cord blood product line.
Separate from research and development expenses, and reported in the Company’s operating statement as in-process research and development, was a further reduction in expenses from a $2.2 million credit related to a reduction in contingent liabilities recorded with the acquisition of Kourion Therapeutics in 2003.
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ViaCell Reports Second Quarter 2007 Results, Page 2
•	Sales and marketing expenses for the second quarter of 2007 were $11.9 million compared to sales and marketing expenses of $10.0 million in the second quarter of 2006. The increase in sales and marketing expenses is a direct result of ViaCell’s investments in ViaCord sales and marketing initiatives, including its Mothers Work collaboration which commenced in the first quarter of 2007. The increase also reflects the Company’s strategy to increase focus on marketing ViaCord to medical professionals, which the Company believes will provide significant and long-term sustainable value.
•	General and administrative expenses for the second quarter of 2007 were $4.3 million compared to $5.0 million in the second quarter of 2006.
As of June 30, 2007, ViaCell had $44.0 million in cash, cash equivalents, and investments as compared to $47.4 million as of March 31, 2007.
The Company expects to become cash flow positive in the first half of 2008. In addition, the Company anticipates that revenues will accelerate in the second half of 2007 and its full year 2007 revenues will be within the mid- to high-sixty million dollar range.
Operating Highlights
ViaCell realized multiple accomplishments to support future growth and advancement of its business. The following is a summary of select highlights.
•	Enrollment Advancing in ViaCyte Pivotal Trial. ViaCell received FDA approval of its Investigational Device Exemption (IDE) supplement in July 2007 for its ViaCyteSM pivotal clinical study. FDA approval of the IDE supplement allows the Company to enroll women into the study and commence in vitro fertilization treatment. The study is expected to be completed in 2009.

•	ViaCell Prevails in PharmaStem Patent Appeal. On July 9, 2007, the U.S. Court of Appeals for the Federal Circuit ruled that ViaCell does not infringe two PharmaStem Therapeutics U.S. patents which relate to certain aspects of collection, cryopreservation, storage and use of hematopoietic stem cells derived from umbilical cord blood. The Federal Circuit also found these patents to be invalid based on prior art. PharmaStem has filed a petition seeking review of the decision by the full panel of Federal Circuit judges.

•	100th Cord Blood Transplant Performed. ViaCell and Children’s Hospital Oakland Research Institute (CHORI) achieved their combined 100th umbilical cord blood transplant. ViaCell and CHORI combined their efforts in the area of enabling directed transplants using sibling donor umbilical cord blood to form the Sibling Connection Program in 2006. Data from these first 100 umbilical cord blood transplants demonstrated excellent survival rates and other key measurements of transplant success. Cord blood transplantation has been successfully used to treat over 40 diseases, including various forms of cancer, metabolic disorders and immunodeficiencies.

•	Commencement of Preclinical Study in Cardiac Disease. During the second quarter of 2007, ViaCell began an efficacy preclinical study in a large animal model under its collaboration with Centocor Research and Development. The preclinical study will evaluate the delivery of ViaCell’s cord blood-derived multi-potent stem cells with the MyoStar™ Injection Catheter and NOGA® XP Cardiac Navigation System as a potential treatment for cardiac disease. ViaCell expects to generate data from this preclinical cardiac study by late 2007 to determine whether to advance the program toward human clinical trials.

•	John Thero Named CFO. John Thero joined ViaCell in June 2007 as Senior Vice President, Finance and Chief Financial Officer. Mr. Thero brings more than 20 years of senior financial and operational management experience, the majority of which has been in the life sciences industry.
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ViaCell Reports Second Quarter 2007 Results, Page 3
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts today, August 9, 2007, at 10:00 a.m. Eastern Time to discuss its second quarter financial results. To participate by telephone, dial (719) 457-2693. A live audio webcast can be accessed on the ViaCell website at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning August 9, 2007 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 1749275. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell
ViaCell, Inc. is a biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company markets ViaCord®, a product offering through which families can preserve their baby’s umbilical cord blood at the time of birth for possible future medical use in treating over 40 diseases including certain blood cancers and genetic diseases. ViaCell also conducts research and development primarily to investigate other potential therapeutic uses of umbilical cord blood-derived stem cells and on technology for expanding populations of these cells. ViaCell’s pipeline is focused in the areas of cancer, cardiac disease, diabetes and fertility. Additional information about ViaCell is available online at http://www.viacellinc.com.
Risks of Forward-Looking Statements
This press release contains forward-looking statements regarding the Company’s financial outlook, including anticipated levels of 2007 revenues and revenue growth in general, profitability, plans to become cash flow positive in the first half of 2008 and the value of its investments into marketing to medical professionals, and the plans for its research and development programs. These statements are based on management’s current expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. For example, the Company’s financial performance and its ability to achieve its expectations for growth and stated financial goals may be negatively affected by the impact of competition in the umbilical cord preservation industry, any changes in market acceptance for family cord blood banking, any slowing of growth of the family cord blood banking market, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any further impact of a third party’s dispute with Mothers Work related to the rights granted to the Company, including if a court were to vacate the arbitrator’s decision, any unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company or others in the industry, and by fluctuations in the level and timing of expenses, including as a result of difficulties or delays in the development of the Company’s product candidates, new licensing deals, collaborations, or other strategic efforts, adverse developments related to pending litigation or other disputes, or any other unexpected events. The development of product candidates and product offerings like those being developed by ViaCell involves a high degree of risk. The success of the Company’s development programs and the potential for new products could be negatively impacted by a number of factors, including new data regarding the safety or efficacy of the Company’s product candidates or offerings, unexpected delays, technical or intellectual property hurdles, manufacturing issues or delays, or unexpected concerns or requirements raised by regulatory authorities, institutional review boards or clinical trial sites. The Company’s long-term financial performance and growth is dependent on the Company’s ability to bring new products to the marketplace. Currently, most of the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
— Financial Tables Follow —

ViaCell Reports Second Quarter 2007 Results, Page 4
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Processing and storage revenues	$15,729	$13,362	$30,092	$25,299
Grant revenues	—	177	95	320

Total revenues	15,729	13,539	30,187	25,619
Operating expenses:
Cost of processing and storage revenues	2,623	2,536	5,263	4,864
Research and development	2,710	3,660	5,988	7,126
Sales and marketing	11,908	9,995	23,029	17,916
General and administrative	4,316	5,013	9,116	9,650
In-process research and development	(2,155)	—	(2,155)	—
Restructuring	267	—	267	(180)

Total operating expenses	19,669	21,204	41,508	39,376
Loss from operations	(3,940)	(7,665)	(11,321)	(13,757)
Interest income (expense):
Interest income	613	803	1,312	1,527
Interest expense	—	(17)	(2)	(43)

Total interest income, net	613	786	1,310	1,484
Loss before cumulative effect of change in accounting principle	(3,327)	(6,879)	(10,011)	(12,273)
Cumulative effect of change in accounting principle	—	—	—	283

Net loss	$(3,327)	$(6,879)	$(10,011)	$(11,990)

Net loss per share:
Loss per share before cumulative effect of change in accounting principle, basic and diluted	$(0.09)	$(0.18)	$(0.26)	$(0.32)
Cumulative effect of change in accounting principle	—	—	—	0.01

Net loss per common share, basic and diluted	$(0.09)	$(0.18)	$(0.26)	$(0.31)

Weighted average shares used in basic and diluted net loss per share computation	38,784	38,367	38,725	38,329
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006

Cash, cash equivalents and investments	$43,958	$51,245
Accounts receivable, net	13,426	12,616
Other current assets	2,264	2,008
Property & equipment, net	7,902	8,376
Intangible assets, net	6,142	6,242
Other assets	1,795	1,795

Total assets	$75,487	$82,282

Current liabilities	18,508	17,865
Deferred revenue & rent	20,850	17,918
Contingent purchase price	6,000	8,155
Long-term debt	14	27
Stockholders’ equity	30,115	38,317

Total liabilities and stockholders’ equity	$75,487	$82,282

ViaCell® and ViaCord® are registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc.
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